Sovereign Increases Cash Dividend by 33%

and Announces 5% Stock Dividend

PHILADELPHIA, PA... Sovereign Bancorp, Inc. (“Sovereign”) (NYSE:SOV), parent company of Sovereign Bank, announced today that its Board of Directors has declared a cash dividend increase of 33% on its common stock. The increase will result in a quarterly cash dividend of $.08 per share and an annual cash dividend of $.32 per share. The cash dividend is payable on May 15, 2006 to shareholders of record on May 1, 2006. Additionally, Sovereign announced a 5% stock dividend, which will be distributed on May 22, 2006 to shareholders of record on May 1, 2006. The newly issued shares will be issued in book form and are not eligible for the cash dividend payable on May 15, 2006; however, they will be eligible for the anticipated cash dividend to be declared in June.

“These actions taken by our Board of Directors are a reflection of the financial strength of our company and are consistent with our previous commitment to shareholders to increase our dividend over time. Our cash dividend has more than doubled over the past twelve months resulting in an annual dividend yield, after giving affect to this increase, of approximately 1.5%. We will analyze our cash dividend again in another six months or so for possible further increases and also consider stock dividends in future years as well,” stated Jay S. Sidhu, Sovereign’s Chairman and Chief Executive Officer.

Despite this dividend increase and stock dividend, Sovereign still maintains its capital flexibility for 2007 and beyond. Once its pending acquisition of Independence Community Bank Corp. is completed, Sovereign will be generating in excess of $1 billion of tangible capital per year. As early as mid-2007, Sovereign will have the capability to repurchase 5% or more of its shares annually as long as market conditions dictate this strategy as the best use of capital.

“These most recent steps are closely tied with our strategy of building a better bank for our shareholders, and we are pleased that our financial condition is strong enough to allow our shareholders to benefit from our success,” concluded Sidhu.

In addition to the common stock cash dividend, a dividend payment of $0.546875 per share is payable on March 31, 2006 on Sovereign’s Preferred Securities issued by Sovereign Capital Trust III (NYSE:SOVPRA) to holders of record on March 30, 2006.

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a $64 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 10,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit <http://www.sovereignbank.com> or call 1-877-SOV-BANK.

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Note: “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release regarding Sovereign Bancorp’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual future events to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.